UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    November 1, 2018

AquaVenture Holdings Limited
(Exact name of registrant as specified in Charter)

British Virgin Islands	001-37903	98-1312953
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification No.)

c/o Conyers Corporate Services (B.V.I.) Limited Commerce House, Wickhams Cay 1 P.O. Box 3140 Road Town British Virgin Islands VG1111 (Address of principal executive office)

(813) 855-8636 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 1.01 Entry into a Material Definitive Agreement.

On November 1, 2018, AquaVenture Holdings Limited (“AquaVenture” or the “Company”) entered into the Third Amendment to Credit Agreement (the “Amended Corporate Credit Agreement”) with a syndicate of lenders, including Deutsche Bank AG, London Branch, Citibank, N.A., Sequoia IDF Asset Holdings S.A., Comvest Capital IV, L.P., and Comvest Capital IV (Luxembourg) Master Fund, SCSP (the “Lenders”), and Wells Fargo Bank, N.A., as administrative agent for the Lenders.  The Amended Corporate Credit Agreement: (i) added AquaVenture Holdings, Inc., a wholly owned subsidiary of AquaVenture, as a borrower, (ii) increased its borrowings by $110 million to an aggregate principal amount of $260 million, (iii) reduced the interest rate on both the variable and fixed interest portions for the original $150 million borrowings by 50 basis points, and (iv) amended certain financial covenant requirements. Of the incremental borrowing of $110 million, $70 million bears interest at a variable rate of LIBOR plus 5.5% with a LIBOR floor of 1.0%, and the remaining $40 million bears interest at a fixed rate of 8.7%. In the aggregate, including the aforementioned interest rate reduction, $145 million of borrowings bear interest at a variable rate of LIBOR plus 5.5% with a LIBOR floor of 1.0% and the remaining $115 million of borrowings bear interest at a weighted average fixed rate of 8.0%.  A prepayment fee on the incremental borrowing, which declines over time, is due upon repayment if it occurs prior to November 1, 2019. The Amended Corporate Credit Agreement is non-amortizing and matures in August 2021. All other terms of the Amended Corporate Credit Agreement remained substantially unchanged.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 1, 2018, AquaVenture Holdings, Inc. acquired all of the issued and outstanding membership interests of AUC Acquisition Holdings (“AUC”) from AUC’s members pursuant to a membership interest purchase agreement (the “Purchase Agreement”). The estimated aggregate purchase price was approximately $130 million, including approximately $128 million in cash and 121,956 of AquaVenture ordinary shares. The estimated aggregate purchase price is subject to adjustments as set forth in the Purchase Agreement, including a payment of up to an incremental $2 million contingent upon the collection of certain assumed receivables.  AUC, which is based in Houston, Texas, is a provider of wastewater treatment and water reuse solutions primarily to property developers and municipal customers, including utility districts.

The Company issued a press release relating to acquisition of AUC, which is furnished as Exhibit 99.1 to this Report and is incorporated into this Report by reference. The information in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth above under Item 2.01 is hereby incorporated by reference into this Item 3.02. The securities issued pursuant to the Purchase Agreement were not registered under the Securities Act. These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the limited number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements.

It is impracticable to provide the required financial statements at this time. The Company hereby confirms that such financial statements, to the extent required, will be filed as an amendment to this Report no later than 71 days after the deadline for filing this Report.

(b) Pro Forma Financial Information.

It is impracticable to provide the required pro forma financial information at this time. The Company hereby confirms that such pro forma financial information, to the extent required, will be filed as an amendment to this Report no later than 71 days after the deadline for filing this Report.

(d)Exhibits

The following materials are attached as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description
2.1

Membership Interest Purchase Agreement dated as of November 1, 2018 by and among AquaVenture Holdings, Inc., AquaVenture Holdings Limited and the Sellers party thereto as identified on the signature pages to the Agreement, comprising each, and collectively all, of the members of AUC Acquisition Holdings LLC

10.1

Third Amendment To Credit Agreement, dated as of November 1, 2018, among AquaVenture Holdings Limited, AquaVenture Holdings, Inc., the Lenders from time to time party thereto, and Wells Fargo Bank, N.A., as administrative agent and collateral agent for the Lenders and the Secured Parties

99.1	Press Release issued by the Company on November 1, 2018, furnished herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2018	AquaVenture Holdings Limited

	By:	/s/ Lee S. Muller
Lee S. Muller
Chief Financial Officer